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Amendment to Pricing Supplement No. 5 dated August 29, 1997       Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                ADVANTA CORP.
                   VALUE NOTES (SM), SERIES A - FIXED RATE
================================================================================
Cusip No.:  00757GAE9                                   Interest Rate: 7.25%
Aggregate Principal Amount: $206,000                    Maturity Date: 9/04/2000
Total Agents' Discount or Commission: $2,060            Issue Date: 9/04/97
Net Proceeds to Issuer:  $203,940                       Trade Date:  8/29/97
================================================================================

========================================================================================================
                                                                    Agent's Discount       Net Proceeds
               Name of Agent                  Principal Amount       or Commission            to Issuer
--------------------------------------------------------------------------------------------------------
  Legg Mason Wood Walker, Incorporated            $ 96,000              $  960              $ 95,040
--------------------------------------------------------------------------------------------------------
  Sage Rutty & Co.                                $110,000              $1,100              $108,900
========================================================================================================

Interest Payment Dates:  October 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including August 15, 2000 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from  9/04/97 to 9/04/2000

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ___. % until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]    Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.
If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
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[ ]     Other Provisions:

[ ]     PaineWebber Incorporated

                  [X]   Legg Mason Wood Walker, Incorporated

                                                       [X]    Sage Rutty & Co.